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                                                                    Exhibit 99.1

AEROPOSTALE REPORTS STRONG APRIL SALES RESULTS

NEW YORK, NEW YORK - MAY 7, 2003 - Aeropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the four-week period ended May 3, 2003 increased 40.0% to $38.5 million, compared to $27.5 million for the four weeks ended May 4, 2002. The Company generated a comparable store sales increase for the month of 8.0% versus the year-ago comparable store sales increase of 10.0%.

For the first fiscal quarter of 2003, total net sales have increased 31.8% to $112.2 million, compared to $85.1 million in the year-ago period. Comparable store sales for the first quarter have increased 1.8% as compared to a year-ago first quarter comparable store sales increase of 22.0%

Julian R. Geiger, Chairman and CEO said, "We are pleased to have finished the month and the first quarter ahead of plan. Our sales for the month were driven by the strong performance of our new stores and by our comparable stores sales, which came against a challenging comparison to last year."

Aeropostale, Inc. said that it now expects to report earnings per fully-diluted share in excess of its prior guidance for earnings of a loss of $0.02 to break-even and the current first call consensus of breakeven.

The Company also announced that its conference call to review its fiscal 2003 first quarter results will be broadcast live over the Internet on Thursday, May 22, 2003 at 4:15 p.m. Eastern Time. The broadcast will be available through the `Investors Relations' link at www.aeropostale.com and at www.companyboardroom.com. To listen to the broadcast, your computer must have Windows Media Player installed. If you do not have Windows Media Player, go to the latter site prior to the call, where you can download the software for free.

To hear the Aeropostale prerecorded April sales message, please dial (877) 519-4471 or (973) 341-3080, followed by the conference identification number 3788345#.

ABOUT AEROPOSTALE, INC.
Aeropostale, Inc. (www.aeropostale.com) is a mall-based specialty retailer of casual apparel and accessories that targets both young women and young men aged 11 to 20. The company provides customers with a selection of high-quality, active-oriented, fashion basic merchandise in a high-energy store environment. The company maintains complete control over the proprietary brand by designing and sourcing all of its own merchandise. Aeropostale products can be purchased only in its stores, which sell Aeropostale merchandise exclusively.

The first Aeropostale store was opened in 1987. The company currently operates 387 stores in 38 states.

SPECIAL NOTE: SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the company's strategic direction, prospects and future results. Certain factors, including factors outside of our control, may cause actual results to differ materially from those contained in the forward-looking statements. These factors include the company's ability to implement its growth strategy successfully, changes in consumer fashion preferences, economic and other conditions in the markets in which we operate, competition, seasonality and the other risks discussed in the company's Form 10-K for the year ended February 1, 2003 filed with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.